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                        D O R S E Y & W H I T N E Y L L P

                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-2868

                                                                     Exhibit 8.1





Conseco Finance Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

Conseco Finance Securitizations Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

         Re: Federal Income Tax Consequences of Manufactured Housing Contract Pass-Through Certificates

Ladies and Gentlemen:

                  We have acted as counsel to Conseco Finance Corp. (the "Company"), and Conseco Finance Securitizations Corp., a Minnesota corporation ("CFSC"), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company and CFSC of $3,000,000,000 of Manufactured Housing Contract Pass-Through Certificates (the "Certificates"), and the related preparation and filing of a registration statement on Form S-3, filed by the Company and CFSC with the Securities and Exchange Commission on October 10, 2000 (the "Registration Statement"). The Certificates will be issued in series under separate Pooling and Servicing Agreements (each, an "Agreement") among CFSC, as seller, the Company, as originator, servicer and (with respect to some series) guarantor, and a bank or trust company, as trustee (the "Trustee"). The Certificates are described in the prospectus constituting Part I of the Registration Statement (the "Prospectus"). Each series of Certificates will be more particularly described in a supplement to the Prospectus (each, a "Supplement").

                  You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement. Each Supplement and Agreement pertaining to a specific series is to be completed subsequent to the date of this opinion. Accordingly, we have not examined any Supplement or Agreement relating to any specific series to be issued, and our opinion does not address the contents of any such Supplement or Agreement except as and to the extent that the provisions of same may be described in the Prospectus. We understand that each Supplement will contain a discussion of any material federal
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
October 10, 2000
Page 2



income tax consequences pertaining to the series to be offered thereunder which are not addressed in the Prospectus.

                  As set forth in the Prospectus, for federal income tax purposes each series of Certificates will be issued as either a grantor trust ("Grantor Trust") or a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended (the "Code"). Each series' status as a Grantor Trust or a REMIC is to be set forth in the Supplement related thereto.

                  Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the applicable Agreement and the assumptions that the Company, CFSC and the Trustee will at all times comply with the requirements of the applicable Agreement, including, without limitation, in the case of each REMIC series of Certificates, the requirement that a proper election to be taxed as a REMIC is made in accordance with the applicable Agreement and the Code and that the certificates of such series will be issued as described in the related Supplement and any other prospectus relating to other classes of certificates of such series. Based upon the foregoing, as of the date hereof it is our opinion that:

                  (1) With respect to each Grantor Trust series of Certificates, each pool of manufactured housing contracts and the arrangement to be administered by the Company under which the Trustee will hold and the Company will be obligated to service the manufactured housing contracts and pursuant to which Certificates will be issued to certificateholders, all as described in the Prospectus, will not be classified as an association taxable as a corporation or as a "taxable mortgage pool," within the meaning of Section 7701(i) of the Code, but rather will be classified as a grantor trust under Subpart E, Part I of Subchapter J of the Code.

                  (2) With respect to each Grantor Trust series of Certificates, under Section 671 of the Code, each holder of a Certificate will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the trust attributable to the pool of manufactured housing contracts in which such Certificate evidences an ownership interest and will be considered the equitable owner of a pro rata undivided interest in each of the manufactured housing contracts comprising that pool.

                  (3) With respect to each REMIC series of Certificates, those assets constituting the trust fund created pursuant to the related Agreement and designated as comprising the "real estate mortgage investment conduit" thereunder will qualify as a REMIC under the Code.
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
October 10, 2000
Page 3


                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated: October 10, 2000

                                              Very truly yours,


                                              /s/ Dorsey & Whitney LLP

CFS